As filed with the Securities and Exchange Commission on August 3, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________

Medifast, Inc.
(Exact name of registrant as specified in its charter)
____________________________________________

Delaware
(State or other jurisdiction of incorporation or organization)

13-3714405
(I.R.S. Employer Identification Number)
____________________________________________

1501 S. Clinton Street
Suite 500
Baltimore, Maryland 21224
(Address of Principal Executive Offices)
____________________________________________

Medifast, Inc. Amended and Restated 2012 Share Incentive Plan
(Full title of the plan)
____________________________________________

Pooja Kothari, Esq.
Associate General Counsel & Interim Corporate Secretary
Medifast, Inc.
1501 S. Clinton Street
Suite 500
Baltimore, Maryland 21224
Tel: (410) 581-8042

Copy to:

Bryan Brown, Esq.
Jones Day
717 Texas
Suite 3300
Houston, Texas 77002
Tel: (832) 239-3939
(Name, address and telephone number (including area code) of agent for service)
____________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐

Non-accelerated filer ☐

Accelerated filer ☒

Smaller reporting company ☒

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Medifast, Inc., a Delaware corporation (the “Registrant”), pursuant to General Instruction E to Form S-8 to register an additional 250,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), which may be awarded under the Medifast, Inc. Amended and Restated 2012 Share Incentive Plan (the “Plan”). On May 19, 2026, the Registrant’s stockholders approved the amendment and restatement of the Plan that increased by 250,000 the number of shares of Common Stock with respect to which the Registrant may make awards under the Plan.

The additional shares of Common Stock registered hereby pursuant to the Plan are of the same class as other securities relating to the Plan for which registration statements on Form S-8 (Nos. 333-289220, 333-282913, 333-187974, and 333-218243 are effective (the “Prior Registration Statements”)). The contents of the Prior Registration Statements are incorporated herein by reference and made a part hereof except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the Registration Statement shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

a.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Commission on February 17, 2026;

b.The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as filed with the Commission on May 4, 2026 and August 3, 2026, respectively;

c.The Registrant’s Current Reports on Form 8-K, as filed with the Commission on May 26, 2026 (only with respect to Items 5.02, 5.07, and 9.01) and on June 1, 2026; and

d.The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Commission on February 26, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) in cases where the director or officer breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, (ii) in cases where the director willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit or, (iii) with respect to officers, in any action by or in the right of the Registrant. The Registrant’s Restated and Amended Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and By-laws, (the “By-laws”), each contain a provision that eliminates directors’ personal liability as set forth above.

The Certificate of Incorporation and the By-laws provide in effect that the Registrant shall indemnify its directors and officers to the full extent permitted by the DGCL, Section 145 of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Medifast, Inc. Amended and Restated 2012 Share Incentive Plan (incorporated by reference from Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2026)

5.1	Opinion of Jones Day *

23.1	Consent of RSM US LLP *

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Calculation of Filing Fee Table *

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on August 3, 2026.

Medifast, Inc.

By:     /s/ NICHOLAS JOHNSON
Nicholas Johnson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Nicholas Johnson and James P. Maloney. and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ NICHOLAS JOHNSON	Chief Executive Officer	August 3, 2026
Nicholas Johnson

/s/ JAMES P. MALONEY	Chief Financial Officer	August 3, 2026
James P. Maloney

/s/ JONATHAN B. MACKENZIE	Executive Vice President Finance and Chief	August 3, 2026
Jonathan B. MacKenzie	Accounting Officer

/s/ DANIEL R. CHARD	Chairman	August 3, 2026
Daniel R. Chard

/s/ ELIZABETH A. GEARY	Director	August 3, 2026
Elizabeth A. Geary

/s/ PARSA KIAI	Director	August 3, 2026
Parsa Kiai

/s/ JEFFREY ROSE	Director	August 3, 2026
Jeffrey Rose

/s/ SCOTT SCHLACKMAN	Director	August 3, 2026
Scott Schlackman

/s/ ANDREA B. THOMAS	Lead Director	August 3, 2026
Andrea B. Thomas

/s/ MING XIAN	Director	August 3, 2026
Ming Xian